Exhibit 99.1
March 9, 2022

UNITED NATURAL FOODS, INC. REPORTS
SECOND QUARTER FISCAL 2022 RESULTS

Providence, Rhode Island- March 9, 2022 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the second quarter of fiscal 2022 (13 weeks) ended January 29, 2022.

Second Quarter Fiscal 2022 Highlights (comparisons to second quarter fiscal 2021)
•Net sales of $7.4 billion, an increase of 7.5% (+14.6% on a two-year stack basis)
•Net income of $66 million, an increase of 11.9%
•Adjusted EBITDA of $201 million, a decrease of 2.4%
•Earnings per diluted share (EPS) of $1.08, an increase of 8.0%
•Adjusted EPS of $1.13, a decrease of 9.6%
•Raises outlook for net sales; outlook for net income and EPS raised to include gain on sale of DC
•Affirms outlook for adjusted EBITDA and adjusted EPS
•Earns Top Score in Human Rights Campaign Foundation’s 2022 Corporate Equality Index

“Our second quarter sales were the highest in UNFI’s history as our customers provided the products consumers sought for their winter holiday occasions. Despite accelerating inflation and supply chain concerns, UNFI continues to remain agile to provide the best possible service to our customers,” said Sandy Douglas, Chief Executive Officer. “We are optimistic toward the second half of the fiscal year as our Fuel the Future strategy continues to deliver real value and best positions our customers for success in today’s unpredictable environment.”

	13-Week Period Ended
($ in millions, except per share data)	January 29, 2022	January 30, 2021(2)	Percent Change	Two-Year Stack(3)
Net Sales	$7,416	$6,900	7.5%	14.6%
Chains	$3,243	$3,106	4.4%	11.0%
Independent retailers	$1,905	$1,701	12.0%	21.0%
Supernatural	$1,453	$1,298	11.9%	19.1%
Retail	$643	$633	1.6%	16.9%
Other	$581	$568	2.3%	2.5%
Eliminations	$(409)	$(406)	0.7%	12.9%
Net Income	$66	$59	11.9%
Adjusted EBITDA(1)	$201	$206	(2.4)%
EPS	$1.08	$1.00	8.0%
Adjusted EPS(1)	$1.13	$1.25	(9.6)%
(1)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with U.S. GAAP.
(2)In the fourth quarter of fiscal 2021, the Company reclassified two Shoppers retail stores from discontinued operations to continuing operations for all prior periods. In the second quarter of fiscal 2022, the Company sold the remaining retail stores previously reported in discontinued operations.
(3)The two-year stack is calculated by adding the percent change in sales in the current year period to the percent change in sales in the prior-year period. The Company believes this information is helpful to understanding trends in periods impacted by variations in prior-year growth rates.

Second Quarter Fiscal 2022 Summary

Net sales increased 7.5% in the second quarter of fiscal 2022 compared to the same period last year, primarily driven by inflation and new business from both existing and new customers, including the benefit of cross selling, partially offset by supply chain challenges and modest market contraction.

Gross margin rate in the second quarter of fiscal 2022 was 14.50% of net sales compared to 14.42% of net sales for the second quarter of fiscal 2021. The increase in gross margin rate was driven by improvements in the Wholesale segment margin rate, including the impact of inflation and the Company’s ValuePath initiative, partially offset by changes in customer mix and a higher LIFO charge. Retail gross margin rate increased modestly compared to last year.

Operating expenses in the second quarter of fiscal 2022 were $944 million and included an $8 million benefit related to an adjustment to a previous multi-employer pension plan withdrawal charge estimate. When excluding this item, operating expenses as a percentage of net sales was 12.84% of net sales, compared to $870 million, or 12.61% of net sales, in the second quarter of fiscal 2021. The increase in operating expenses as a percent of net sales resulted from prioritizing customer service investments in a complex operating environment which led to higher transportation and distribution center labor costs in this year’s second quarter which were partially offset by leveraging fixed costs. Last year's second quarter included lower benefit costs.

Restructuring, acquisition and integration related expenses in the second quarter of fiscal 2022 were $5 million, compared to $18 million in the second quarter of fiscal 2021.

Operating income in the second quarter of fiscal 2022 was $125 million and included an $8 million benefit related to an adjustment to a previous multi-employer pension plan withdrawal charge estimate and $5 million of restructuring, acquisition and integration related expenses. When excluding these items, operating income in the second quarter of fiscal 2022 was $122 million, or 1.65% of net sales. Operating income in the second quarter of fiscal 2021 was $107 million and included $18 million of restructuring, acquisition and integration related expenses. When excluding the restructuring, acquisition and integration expenses, operating income in the second quarter of fiscal 2021 was $125 million, or 1.81% of net sales. The decrease in adjusted operating income, as a percent of net sales, was driven by prioritizing customer service investments in a complex operating environment which led to higher transportation and distribution center labor costs in this year’s second quarter which were partially offset by leveraging fixed expenses. Last year’s second quarter included lower benefits costs.

Interest expense, net for the second quarter of fiscal 2022 was $44 million compared to $51 million for the second quarter of fiscal 2021. The decrease in interest expense, net was driven by lower outstanding debt balances and lower average interest rates. Both periods included approximately $6 million in non-cash charges primarily related to the acceleration of unamortized debt issuance costs and original issue discounts resulting from debt prepayments.

Effective tax rate for the second quarter of fiscal 2022 was 26.9% compared to 22.7% for the second quarter of fiscal 2021. The change in the effective tax rate was primarily driven by a tax benefit in the second quarter of fiscal 2021 from the release of reserves for unrecognized tax positions.

Net income for the second quarter of fiscal 2022 was $66 million, which included an $8 million pre-tax benefit related to an adjustment to a previous multi-employer pension plan withdrawal charge estimate and $5 million of pre-tax restructuring, acquisition and integration related expenses. Net income for the second quarter of fiscal 2021 was $59 million, which included $18 million of pre-tax restructuring, acquisition and integration related expenses.

Net income per diluted share (EPS) was $1.08 for the second quarter of fiscal 2022 compared to net income per diluted share of $1.00 for the second quarter of fiscal 2021. Adjusted EPS was $1.13 for the second quarter of fiscal 2022 compared to $1.25 in the second quarter of fiscal 2021.

Adjusted EBITDA for the second quarter of fiscal 2022 was $201 million compared to $206 million for the second quarter of fiscal 2021. The decrease primarily reflects the items discussed in operating income.

Total outstanding debt, net of cash, ended the quarter at $2.42 billion, reflecting a decrease of $67 million in the second quarter of fiscal 2022 (compared to the end of the first quarter of fiscal 2022). This decrease was driven by cash provided by operations in the second quarter of fiscal 2022. The net debt to adjusted EBITDA leverage ratio was 3.1x at the end of the second quarter of fiscal 2022.

Fiscal 2022 Outlook (1)

The Company is providing the following updated full-year outlook for fiscal 2022, which reflects continued growth in net sales from both existing and new customers, driven by inflation and unit volume growth. The outlook for net income and EPS now includes an estimated $85 million pre-tax gain on sale of assets related to the sale and subsequent leaseback of a distribution center. The outlook for adjusted EPS and adjusted EBITDA is unchanged, reflecting potential ongoing operating environment volatility and our commitment to service our customers regardless of the environment.

Fiscal Year Ending July 30, 2022	Previous Full Year Outlook	Updated Full Year Outlook	% Growth Over FY21 at Midpoint
Net Sales ($ in billions)	$27.8 - $28.3	$28.2 - $28.7	6%
Net Income ($ in millions)	$221 - $243	$285 - $306	98%
EPS	$3.60 - $3.90	$4.60 - $4.90	91%
Adjusted EPS (2)(3)	$3.90 - $4.20	$3.90 - $4.20	4%
Adjusted EBITDA(3) ($ in millions)	$760 - $790	$760 - $790	4%
Capital Expenditures ($ in millions)	~ $300	~ $250	(19)%
Year-end net debt to adjusted EBITDA leverage ratio(3)	< 3.0x	2.7x
(1)The outlook provided above is for fiscal 2022 only and replaces and supersedes any and all guidance provided prior to the date hereof covering fiscal 2022. This outlook is forward-looking, is based on management's current estimates and expectations and is subject to a number of risks, including many that are outside of management's control. See cautionary Safe Harbor Statement below.
(2)The Company uses an adjusted effective tax rate in calculating Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net income before tax. It also excludes the potential impact of changes to uncertain tax positions, valuation allowances, stock compensation accounting (ASU 2016-09) and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate provides better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(3)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Conference Call and Webcast

The Company’s second quarter fiscal 2022 conference call and audio webcast will be held today, Wednesday, March 9, 2022 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. The call can also be accessed at (888) 550-5723 (conference ID 9710125). An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America's premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest publicly-traded grocery distributor in America. To learn more about how UNFI is Fueling the Future of Food, visit www.unfi.com.

INVESTOR CONTACT:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144 sbloomquist@unfi.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended July 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) on September 28, 2021 and other filings the Company makes with the SEC, and include, but are not limited to, the impact and duration of the COVID-19 pandemic; labor and other workforce shortages and challenges; our dependence on principal customers; the addition or loss of significant customers or material changes to our relationships with these customers; our sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures; our ability to realize anticipated benefits of our acquisitions and strategic initiatives, including our acquisition of Supervalu; our ability to timely and successfully deploy our warehouse management system throughout our distribution centers and our transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; our ability to continue to grow sales, including of our higher margin natural and organic foods and non-food products, and to manage that growth; increased competition in our industry as a result of increased distribution of natural, organic and specialty products and direct distribution of those products by large retailers and online distributors; increased competition in our industry, including as a result of continuing consolidation of retailers and the growth of chains; union-organizing activities that could cause labor relations difficulties and increased costs; our ability to operate, and rely on third parties to operate reliable and secure technology systems; moderated supplier promotional activity, including decreased forward buying opportunities; the potential for disruptions in our supply chain or our distribution capabilities by circumstances beyond our control, including a health epidemic; the potential for additional asset impairment charges; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; our ability to maintain food quality and safety; volatility in fuel costs; volatility in foreign exchange rates; and our ability to identify and successfully complete asset or business acquisitions. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release the non-GAAP financial measures adjusted EBITDA, adjusted earnings per diluted common share (“adjusted EPS”), adjusted effective tax rate, free cash flow and net debt to adjusted EBITDA leverage ratio. The non-GAAP adjusted earnings per diluted common share measure is a consolidated measure, which the Company reconciles by adding Net income attributable to UNFI plus goodwill impairment benefits and charges, restructuring, acquisition, and integration related expenses, gains and losses on sales of assets, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, discontinued operations store closures and other charges, net, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The non-GAAP adjusted effective tax rate excludes the potential impact of changes to various uncertain tax positions and valuation allowances, as well as stock compensation accounting (ASU 2016-09). The non-GAAP adjusted EBITDA measure is defined as a consolidated measure inclusive of continuing and discontinued operations results, which we reconcile by adding Net income (loss) from continuing operations, less net income attributable to noncontrolling interests, plus non-operating income and expenses, including Net periodic benefit income, excluding service cost, Interest expense, net and Other, net, plus Provision (benefit) for income taxes and Depreciation and amortization all calculated in accordance with GAAP, plus adjustments for Share-based compensation, Restructuring, acquisition and integration related expenses, Goodwill impairment charges, (Gain) loss on sale of assets, certain legal charges and gains, certain other non-cash charges or other items, as determined by management, plus Adjusted EBITDA of discontinued operations calculated in a manner consistent with the results of continuing operations, outlined above. The non-GAAP free cash flow measure is defined as net cash provided by operating activities less payments for capital expenditures. The non-GAAP net debt to adjusted EBITDA leverage ratio is defined as the total carrying value of the Company’s outstanding short and long term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by adjusted EBITDA.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures and the calculation of net debt to adjusted EBITDA leverage are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting the non-GAAP financial measures adjusted EBITDA and adjusted EPS aids in making period-to-period comparisons, assessing the performance of our business and understanding the underlying operating performance and core business trends by excluding certain adjustments not expected to recur in the normal course of business and are meaningful indicators of actual and estimated operating performance. The inclusion of free cash flow assists investors in understanding the cash generating ability of the Company separate from cash generated by the sale of assets. Net debt to adjusted EBITDA leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2022 fiscal year to the comparable periods in the 2021 fiscal year and to internally prepared projections. These non-GAAP financial measures may differ from similarly titled measures of other companies.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except for per share data)

	13-Week Period Ended		26-Week Period Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net sales	$7,416	$6,900	$14,413	$13,584
Cost of sales	6,341	5,905	12,296	11,619
Gross profit	1,075	995	2,117	1,965
Operating expenses	944	870	1,876	1,774
Restructuring, acquisition and integration related expenses	5	18	8	34
Loss on sale of assets	1	—	1	—
Operating income	125	107	232	157
Net periodic benefit income, excluding service cost	(10)	(17)	(20)	(34)
Interest expense, net	44	51	84	120
Other, net	(2)	(2)	(1)	(3)
Income from continuing operations before income taxes	93	75	169	74
Provision for income taxes	25	17	24	16
Net income from continuing operations	68	58	145	58
Income from discontinued operations, net of tax	—	3	—	3
Net income including noncontrolling interests	68	61	145	61
Less net income attributable to noncontrolling interests	(2)	(2)	(3)	(3)
Net income attributable to United Natural Foods, Inc.	$66	$59	$142	$58

Basic earnings per share:
Continuing operations	$1.13	$1.01	$2.47	$0.99
Discontinued operations	$—	$0.04	$—	$0.05
Basic earnings per share	$1.13	$1.05	$2.47	$1.04
Diluted earnings per share:
Continuing operations	$1.08	$0.96	$2.33	$0.93
Discontinued operations	$—	$0.04	$—	$0.05
Diluted earnings per share	$1.08	$1.00	$2.33	$0.98
Weighted average shares outstanding:
Basic	58.3	56.1	57.6	55.7
Diluted	61.0	59.2	61.0	59.1

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except for par amounts)

	January 29, 2022	July 31, 2021
ASSETS
Cash and cash equivalents	$45	$41
Accounts receivable, net	1,241	1,103
Inventories, net	2,426	2,247
Prepaid expenses and other current assets	152	157
Current assets of discontinued operations	—	2
Total current assets	3,864	3,550
Property and equipment, net	1,764	1,784
Operating lease assets	1,097	1,064
Goodwill	20	20
Intangible assets, net	855	891
Deferred income taxes	42	57
Other long-term assets	159	157
Long-term assets of discontinued operations	—	2
Total assets	$7,801	$7,525
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,737	$1,644
Accrued expenses and other current liabilities	328	341
Accrued compensation and benefits	223	243
Current portion of operating lease liabilities	145	135
Current portion of long-term debt and finance lease liabilities	122	120
Current liabilities of discontinued operations	—	4
Total current liabilities	2,555	2,487
Long-term debt	2,309	2,175
Long-term operating lease liabilities	988	962
Long-term finance lease liabilities	30	35
Pension and other postretirement benefit obligations	21	53
Other long-term liabilities	215	299
Total liabilities	6,118	6,011
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5.0 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100.0 shares; 58.8 shares issued and 58.2 shares outstanding at January 29, 2022; 57.0 shares issued and 56.4 shares outstanding at July 31, 2021	1	1
Additional paid-in capital	596	599
Treasury stock at cost	(24)	(24)
Accumulated other comprehensive loss	(9)	(39)
Retained earnings	1,120	978
Total United Natural Foods, Inc. stockholders’ equity	1,684	1,515
Noncontrolling interests	(1)	(1)
Total stockholders’ equity	1,683	1,514
Total liabilities and stockholders’ equity	$7,801	$7,525

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	26-Week Period Ended
(in millions)	January 29, 2022	January 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including noncontrolling interests	$145	$61
Income from discontinued operations, net of tax	—	3
Net income from continuing operations	145	58
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	138	144
Share-based compensation	23	23
Loss on sale of assets	1	—
Closed property and other restructuring charges	1	3
Net pension and other postretirement benefit income	(20)	(34)
Deferred income tax benefit	—	(1)
LIFO charge	30	13
Provision (recoveries) for losses on receivables	1	(4)
Non-cash interest expense and other adjustments	15	39
Changes in operating assets and liabilities	(291)	(34)
Net cash provided by operating activities	43	207
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(106)	(92)
Proceeds from dispositions of assets	3	41
Payments for investments	(26)	—
Net cash used in investing activities of continuing operations	(129)	(51)
Net cash provided by investing activities of discontinued operations	—	1
Net cash used in investing activities	(129)	(50)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings of long-term debt	—	500
Proceeds from borrowings under revolving credit line	2,521	2,666
Repayments of borrowings under revolving credit line	(2,232)	(2,538)
Repayments of long-term debt and finance leases	(168)	(769)
Proceeds from the issuance of common stock and exercise of stock options	9	—
Payment of employee restricted stock tax withholdings	(35)	(10)
Payments for debt issuance costs	(1)	(10)
Distributions to noncontrolling interests	(3)	(1)
Other	—	(1)
Net cash provided by (used in) financing activities	91	(163)
EFFECT OF EXCHANGE RATE ON CASH	—	—
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5	(6)
Cash and cash equivalents, at beginning of period	40	47
Cash and cash equivalents, at end of period	$45	$41
Supplemental disclosures of cash flow information:
Cash paid for interest	$67	$75
Cash payments for federal, state, and foreign income taxes, net	$—	$43
Leased assets obtained in exchange for new operating lease liabilities	$123	$117
Leased assets obtained in exchange for new finance lease liabilities	$1	$—
Additions of property and equipment included in Accounts payable	$16	$31

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
UNITED NATURAL FOODS, INC.
UNAUDITED

Reconciliation of net income from continuing operations and income from discontinued operations, net of tax to Adjusted EBITDA (unaudited)

	13-Week Period Ended		26-Week Period Ended
(in millions)	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net income from continuing operations	$68	$58	$145	$58
Adjustments to continuing operations net income:
Less net income attributable to noncontrolling interests	(2)	(2)	(3)	(3)
Net periodic benefit income, excluding service cost	(10)	(17)	(20)	(34)
Interest expense, net	44	51	84	120
Other, net	(2)	(2)	(1)	(3)
Provision for income taxes	25	17	24	16
Depreciation and amortization	69	67	138	144
Share-based compensation	12	13	23	27
Restructuring, acquisition and integration related expenses(1)	5	18	8	34
Loss on sale of assets	1	—	1	—
Multi-employer pension plan withdrawal benefit(2)	(8)	—	(8)	—
Other retail (benefit) expense(3)	(1)	1	(1)	3
Adjusted EBITDA of continuing operations	201	204	390	362
Adjusted EBITDA of discontinued operations(4)	—	2	—	3
Adjusted EBITDA	$201	$206	$390	$365

Income from discontinued operations, net of tax	$—	$3	$—	$3
Adjustments to discontinued operations net income:
Benefit for income taxes	—	(2)	—	(1)
Restructuring, store closure and other charges, net	—	1	—	1
Adjusted EBITDA of discontinued operations	$—	$2	$—	$3

(1)Fiscal 2021 primarily reflects costs associated with advisory and transformational activities as we position our business for further value-creation following the Supervalu acquisition.
(2)Reflects an adjustment to multi-employer withdrawal charge estimates.
(3)Reflects expenses associated with event-specific damages to certain retail stores and store closure costs.
(4)The last two remaining retail stores in discontinued operations were sold in the second quarter of fiscal 2022.

Reconciliation of net income per diluted common share (EPS) to adjusted net income per diluted common share (Adjusted EPS) (unaudited)

	13-Week Period Ended		26-Week Period Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net income attributable to UNFI per diluted common share	$1.08	$1.00	$2.33	$0.98
Restructuring, acquisition and integration related expenses(1)	0.06	0.30	0.12	0.58
Loss on sale of assets	0.02	0.01	0.02	—
Surplus property depreciation and interest expense(2)	0.01	0.02	0.03	0.03
Multi-employer pension plan withdrawal benefit(3)	(0.13)	—	(0.13)	—
Loss on debt extinguishment(4)	0.09	0.10	0.09	0.50
Other retail expense(5)	(0.01)	0.02	(0.01)	0.05
Discontinued operations store closures and other charges, net(6)	—	0.02	—	0.02
Tax impact of adjustments and adjusted effective tax rate(7)	0.01	(0.22)	(0.35)	(0.40)
Adjusted net income per diluted common share(8)	$1.13	$1.25	$2.10	$1.76

(1)Fiscal 2021 primarily reflects costs associated with advisory and transformational activities as we position our business for further value-creation following the Supervalu acquisition.
(2)Reflects surplus, non-operating property depreciation and interest expense.
(3)Reflects an adjustment to multi-employer withdrawal charge estimates.
(4)Reflects non-cash charges related to the acceleration of unamortized debt issuance costs and original issue discounts due to term loan prepayments.
(5)Reflects expenses associated with event-specific damages to certain retail stores and store closure costs.
(6)Amounts represent store closure charges and costs, operational wind-down and inventory charges, and asset impairment charges related to discontinued operations.
(7)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the exercise of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the true operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(8)The computation of diluted earnings per share is calculated using diluted weighted average shares outstanding, which includes the net effect of dilutive stock awards.

Calculation of net debt to Adjusted EBITDA leverage ratio (unaudited)

(in millions, except ratios)	January 29, 2022
Current portion of long-term debt and finance lease liabilities	$122
Long-term debt	2,309
Long-term finance lease liabilities	30
Less: Cash and cash equivalents	(45)
Net carrying value of debt and finance lease liabilities	2,416
Adjusted EBITDA(1)	$771
Adjusted EBITDA leverage ratio	3.1x
(1)Adjusted EBITDA for purposes of this calculation reflects the summation of the trailing four quarters ended January 29, 2022.

Reconciliation of trailing four quarters net income from continuing operations and income from discontinued operations, net of tax to Adjusted EBITDA (unaudited)

(in millions)	52-Week Period Ended January 29, 2022
Net income from continuing operations	$236
Adjustments to continuing operations net income:
Less net income attributable to noncontrolling interests	(6)
Net periodic benefit income, excluding service cost	(71)
Interest expense, net	168
Other, net	(6)
Provision for income taxes	42
Depreciation and amortization	279
Share-based compensation	45
Restructuring, acquisition and integration related expenses	30
Gain on sale of assets	(3)
Multiemployer pension plan withdrawal charges	55
Other retail expense	1
Adjusted EBITDA of continuing operations	770
Adjusted EBITDA of discontinued operations	1
Adjusted EBITDA	$771

Income from discontinued operations, net of tax	$3
Adjustments to discontinued operations net income:
Restructuring, store closure and other charges, net	(2)
Adjusted EBITDA of discontinued operations	$1

Reconciliation of net cash provided by operating activities to free cash flow (unaudited)

	26-Week Period Ended
(in millions)	January 29, 2022	January 30, 2021
Net cash provided by operating activities	$43	$207
Payments for capital expenditures	(106)	(92)
Free cash flow	$(63)	$115

FISCAL 2022 GUIDANCE

Reconciliation of 2022 guidance for estimated net income per diluted common share to estimated non-GAAP adjusted net income per diluted common share (unaudited)

	Fiscal Year Ending July 30, 2022
	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc. per diluted common share	$4.60		$4.90
Gain on sale of assets		(1.37)
Restructuring, acquisition and integration related expenses		0.32
Discontinued operations store closures and other charges, net		0.05
Tax impact of adjustments and adjusted effective tax rate(1)		0.30
Adjusted net income per diluted common share	$3.90		$4.20

(1)The estimated adjusted effective tax rate excludes the potential impact of changes in uncertain tax positions, tax impacts related to ASU 2016-09 regarding stock compensation and valuation allowances. Refer to the reconciliation for adjusted effective tax rate.

Reconciliation of 2022 guidance for net income attributable to United Natural Foods, Inc. to Adjusted EBITDA (unaudited)

	Fiscal Year Ending July 30, 2022
(in millions)	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc.	$285		$306
Provision for income taxes	98		107
Gain on sale of assets		(85)
Restructuring, acquisition and integration related costs		20
Discontinued operations store closures and other charges, net		3
Interest expense, net		147
Depreciation and amortization		287
Share-based compensation		45
Net periodic benefit income, excluding service costs		(40)
Adjusted EBITDA	$760		$790

Reconciliation of estimated 2022 and actual 2021 U.S. GAAP effective tax rate to adjusted effective tax rate (unaudited)

	Estimated Fiscal 2022	Actual Fiscal 2021
U.S. GAAP effective tax rate	22%	18%
Discrete quarterly recognition of GAAP items(1)	4%	6%
Tax impact of other charges and adjustments(2)	—%	3%
Changes in valuation allowances(3)	—%	(1)%
Adjusted effective tax rate(4)	26%	26%
Note: As part of the year-end reconciliation, we update the reconciliation of the GAAP effective tax rate for actual results.
(1)Reflects changes in tax laws excluding the CARES Act, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year deferred tax or payable adjustments. This includes prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.
(2)Reflects the tax impact of pre-tax adjustments other than the goodwill impairment that are excluded from pre-tax income when calculating adjusted EPS.
(3)Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.
(4)The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company re-evaluates its estimated adjusted effective tax rate as appropriate throughout the year and adjusts for any material changes. The actual adjusted effective tax rate at the end of the fiscal year is based on actual results and accordingly may differ from the estimated adjusted effective tax rate used during the year.

Calculation of 2022 guidance net debt to Adjusted EBITDA leverage ratio (unaudited)

(in millions, except ratios)	Fiscal Year Ending July 30, 2022
Net carrying value of debt and finance lease liabilities	$2,114
Adjusted EBITDA (at mid-point)	$775
Adjusted EBITDA leverage ratio	2.7x